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                                                              EXHIBIT 4.(a)(xxx)

From:    Madge.web Limited (in liquidation)
         Hill House
         Richmond Hill
         Bournemouth
         BH2R  6HR

To:      British Telecommunications plc
         BT Centre
         81 Newgate Street
         London EC1A 7AJ

         Madge Networks Limited
         Wexham Springs
         Framewood Road
         Wexham
         Slough SL3 6PJ


Dated:   28 May, 2002


Dear Sirs,

SETTLEMENT AGREEMENT AND MUTUAL RELEASE DATED 10TH OCTOBER, 2001 BETWEEN BRITISH TELECOMMUNICATIONS PLC ("BT"), MADGE NETWORKS LIMITED ("MNL") AND MADGE.WEB LIMITED (IN LIQUIDATION) ("MWL") (THE "SETTLEMENT AGREEMENT").

We refer to the Settlement Agreement. Unless the context otherwise requires, terms defined in the Settlement Agreement shall have the same meaning when used in this letter.

AMENDMENT TO THE SETTLEMENT AGREEMENT

1. The Parties wish to make certain changes to the arrangements contemplated by the Settlement Agreement. Accordingly, the Parties hereby agree that with effect from the date of this letter the terms of the Settlement Agreement shall be amended as follows:

     (a) in clause 1 of the Settlement Agreement the words "will raise and deliver credit notes in relation to the Invoices to MNL and" shall be deleted;

     (b) clause 2 of the Settlement Agreement shall be deleted in its entirety and replaced with the following:

          "MWL will pay (pound)1,100,000 plus VAT to BT by bank transfer to BT's bank account maintained with HSBC plc (account number XXX, sort code
          XXX) ("BT'S BANK ACCOUNT") within 3 working days of the signature by all of the Parties of a letter amending the Settlement Agreement (the "AMENDMENT AGREEMENT") and subject to receipt of the invoice referred to in clause 1. MWL agrees that save as provided in the Amendment Agreement, it will have no right to make any deduction or set-off whatsoever from this payment"; and


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     (c)  in the final sentence of clause 4 of the Settlement Agreement after the words "MNL agrees that" there shall be inserted the words "save as provided in the Amendment Agreement".


RIGHT OF SET-OFF

2. In consideration of MWL agreeing to the amendments referred to in clause 1 above, the costs of the liquidators of MWL in relation to agreeing to such amendments and entering into this letter (including without limitation the costs of legal and VAT advice) in an amount of (pound)12201.25 plus VAT of (pound)2,135.22, shall be set off against the principal sum of (pound)1,100,000 payable by MWL to BT under clause 2 of the Settlement Agreement and BT agrees to accept the sum of (pound)1,085,663.53 together with VAT of (pound)192,500 in full and final satisfaction of MWL's obligations under clause 2 of the Settlement Agreement.


3. (a) In consideration of MNL agreeing to the amendments referred to in clause 1 above MNL's costs in relation to agreeing to such amendments and entering into this letter (including without limitation the costs of legal and VAT advice), in an amount of (pound)8,300 plus VAT of (pound)1,452.50, shall be set off against the instalment of (pound)150,000 (the "MAY INSTALMENT") payable by MNL to BT on 15th May, 2002 under Clause 4 of the Settlement Agreement and BT shall accept the sum of (pound)140,247.50 together with VAT of (pound)26,250 in satisfaction of MNL's obligations to pay the May Instalment plus VAT thereon pursuant to clause 4 of the Settlement Agreement.

     (b) For the avoidance of doubt, BT agrees that the off-setting of MNL's costs against the May Instalment as provided for under paragraph (a) above shall not result in the remaining balance due from MNL under clause 4 of the Settlement Agreement becoming payable in accordance with the terms of clause 4 of the Settlement Agreement.


GENERAL

4. Except as otherwise provided in this letter, the Settlement Agreement shall remain in full force and effect.

5. The provisions of clauses 13, 14, 15, 17 and 19 of the Settlement Agreement shall be deemed to be incorporated into this letter as if set out in full in this letter provided that references to the Settlement Agreement shall be deemed to be references to this letter.

6. This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7. This letter shall be governed by English law and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the High Court of Justice of England and Wales.


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Please indicate your agreement to this letter by countersignature below.



Yours faithfully,



/s/  N KHAN
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By Neville Kahn as liquidator
For and on behalf of Madge.web Limited
(in liquidation)
(as agent and without personal liability)




/s/ D J. EDWARDS
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For and on behalf of British Telecommunications plc




/s/ C SEMPRINI
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For and on behalf of Madge Networks Limited
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